Persimmon Capital Management, LP

Code of Ethics
May 2007

This Code contains confidential information and is for internal use only.  While this copy of the Code has been issued to you as an employee of the Company, it remains Company property and must be returned at the termination of your employment.

TABLE OF CONTENTS

I.	Introduction	2
II.	Statement of Ethical Principles	2
III.	Standards of Business Conduct	2
IV.	Prohibited Activities	2
V.	Exempted Transactions	3
VI.	Compliance Procedures	4
VII.	Sanctions	5
VIII.	Definitions	5
IX.	Employee Acknowledgement Form (Employee Copy)	8
X.	Employee Acknowledgement Form (Compliance Copy)	9

i

I.	Introduction

The purpose of Persimmon’s Code of Ethics is to set the tone for the conduct and professionalism of the Firm’s employees.  The ethical culture of Persimmon (the Firm) is of critical importance and is supported at the highest levels of the organization.  In order to provide as much clarity as possible, key terms are defined in Section VIII of the Code.

Persimmon includes all employees in its definition of “Access Person.”  Therefore, it is important that everyone reads, understands, and abides by this Code of Ethics in all aspects of their employment with the Firm.  Violations of the Code are taken very seriously.  Sanctions including monetary fines, censure, and termination are all possible.  It is your responsibility, as an employee of this Firm, to uphold the policies enumerated below.

II.	Statement of Ethical Principles

These principles apply to all Persimmon employees in their management and administration of client assets.  At all times, Firm employees must understand that:

1.	They have a duty to place the interests of the clients first;
2.	Personal securities transactions must be conducted consistent with this Code of Ethics in a manner that avoids any actual or potential conflict of interest;
3.	They must never take inappropriate advantage of their positions;
4.	All information concerning the identity of clients, their security holdings, and their financial circumstances is strictly confidential; and
5.	At all times, the interests of clients must be paramount.

III.	Standards of Business Conduct

Access Persons must comply with applicable Federal Securities Laws.  Access Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

1.	To defraud such client in any manner;
2.	To mislead such client, including by making a statement that omits material facts;
3.	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;
4.	To engage in any manipulative practice with respect to such client; or
5.	To engage in any manipulative practice with respect to securities, including price manipulation.

IV.	Prohibited Activities

1)
IPO Rule: No Access Person may conduct personal securities transactions in an Initial Public Offering, except with the prior approval of the CCO.  No Access Person registered with the NASD may participate in any IPO in their account or in any account in which they have beneficial ownership under any circumstances.

2)
Private Placement Rule: No Access Person may conduct personal securities transactions in a Private Placement unless the CCO has approved such purchase.  Any such approved purchase should be disclosed to the Firm if the Firm is considering that issuer’s securities for purchase or sale.

3)
Insider Trading Rule: No Access Person may trade, either personally or on behalf of others, on material nonpublic information or communicating material nonpublic information to others in violation of the law.  No Access Person shall divulge or act upon any material, non-public information as such term is defined under relevant Federal Securities Laws.

4)	De Minimis Gifts Rule: No Access Person shall annually accept any gift or other item of more than $100 in value from any person or entity that does business with or on behalf of the Firm.

5)
Political and Charitable Contributions Rule: No Access Person may make any political contribution without the prior approval of the CCO.  All registered employees must make prompt written reports of any political contributions, even after receiving approval.  In addition, all Access Persons are prohibited from considering the Firm’s current or anticipated business relationships as a factor in soliciting political or charitable donations.

6)
Board Service Rule: No Access Person shall serve on the board of directors of a publicly traded company without prior authorization from the CCO of the Firm.  If board service is authorized, such Access Person shall have no role in making investment decisions with respect to the publicly traded company.

V.	Exempted Transactions

The prohibitions of Section IV of this Code shall not apply to:

1)	Purchases or sales effected in any account over which the Access Person has no direct or indirect influence, control, or beneficial ownership in the reasonable estimation of the CCO.

2)	Purchases or sales effected in a Managed Account of the Firm which is run in strict accordance with a model portfolio of the Firm.

3)	Purchases or sales of securities (1) not eligible for purchase or sale by the clients; or (2) specified from time to time by the CCO, subject to such rules, if any, as the CCO shall specify.

4)	Purchases or sales that are non-volitional on the part of either the Access Person or clients.

5)	Purchases of shares necessary to establish an automatic dividend reinvestment plan or pursuant to an automatic dividend reinvestment plan, and subsequent sales of such securities.

6)
Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

7)	Purchase or sale of securities issued under an employee stock purchase or incentive program unless otherwise restricted.

VI.	Compliance Procedures

1)	The Firm must maintain and enforce this Code. The authority is vested in the CCO.

2)	This Code and any subsequent amendments will be provided to all Access Persons. Acknowledgement of the receipt of the Code and any amendments is required.

3)
Transaction Reports: All Access Persons must submit to the CCO transaction reports covering all transactions in reportable securities in personal and beneficial ownership accounts.  These reports must be received no later than 30 days after the end of each calendar quarter.  A report stating “None” must be received when no activity has occurred within the quarter or when the Firm is receiving a complete set of duplicate confirmations.

The report must include: (i) the date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each reportable security involved; (ii) the nature of the transaction (purchase or sale); (iii) the price of the security at which the transaction was effected; (iv) the name of the broker, dealer, or bank with or through which the transaction was effected; and (v) the date the report is submitted.

The Access Person directing their brokers to supply to the CCO, at the same time that they are sent to the Access Person, a copy of the confirmation for each personal securities transaction in any reportable securities, will meet this requirement.

4)
Holdings Reports:  All Access Persons must submit to the CCO a complete report of all reportable securities holdings in personal and beneficial ownership accounts within 10 days of becoming an Access Person and  annually by July 31st, thereafter.  The information supplied must be current as of a date no more than 45 days before the person became an Access Person or before the report is submitted, whichever is earlier.

The report must include: (i) the title and exchange ticker symbol or CUSIP number, type of security, the number of shares and the principal amount (if applicable) of each reportable security involved; (ii) the name of the broker, dealer, or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or beneficial ownership; and (iii) the date the report is submitted.

Except for the initial report, the Access Person directing their brokers to supply to the CCO, at the same time that they are sent to the Access Person, a copy of the statement for each personal and beneficial ownership account, will meet this requirement.  Copies of brokerage statements less than 45 days old will satisfy the requirement for new Access Persons.

5)
Violation Reports: Any Access Person shall immediately report any potential violation of this Code of which he becomes aware to the CCO.  A record of any violation of the Code and any action taken as a result of such violation shall be maintained for a period of six years.

VII.	Sanctions

Upon discovering a violation of this Code, the Firm, in addition to any remedial action already taken by the CCO, may impose such sanctions as it deems appropriate, including a letter of censure or suspension or termination of employment, or suspension of personal trading privileges for such period as it may deem appropriate.

VIII.	Definitions

1)	“CCO” means the Chief Compliance Officer or his designee. The CCO is currently Gregory S. Horn.

2)	“Access Person” means any employee of the Firm.

3)
“Federal Securities Laws” include, but are not limited to, the Investment Advisers Act of 1940; Investment Company Act of 1940; Securities Exchange Act of 1934; Securities Act of 1933; Securities Investor Protection Act of 1940; ERISA; anti-money laundering regulations; and Regulation S-P.

4)
“Security” shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act, as amended, including, but not limited to, stocks, bonds, options, derivatives, limited partnerships, foreign unit trusts and foreign mutual funds, private investment funds, hedge funds, and investment clubs.

“Security” does not include direct obligations of the United States Government; bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt obligations including repurchase agreements; shares issued by money market funds; shares of open-end mutual funds; and shares issued by unit investment trusts that are invested exclusively in one or more open-end funds.

5)
“Reportable security” shall have the same meaning as “Security” except that it includes shares of open-end mutual funds that are advised by the Firm or its affiliates; and shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, any of which are funds advised by the Firm or its affiliates.

6)
“Purchase or sale of a security” includes inter alia, the writing of an option or the purchase or sale of a security that is exchangeable for or convertible into, a security that is held or to be acquired by a client.

7)
A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated and, with respect to the employee making the recommendation, when such person seriously considers making such a recommendation.

8)
“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

According to Section 16a-1(a)(2) under the Securities Exchange Act of 1934, the term beneficial owner shall mean any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the equity securities, subject to the following:

i)	The term pecuniary interest in any class of equity securities shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.
ii)	The term indirect pecuniary interest in any class of equity securities shall include, but not be limited to:
a.	Securities held by members of a person’s immediate family sharing the same household; provided, however, that the presumption of such beneficial ownership may be rebutted; see also Rule 16a-1(a)(4);
b.
A general partner’s proportionate interest in the portfolio securities held by a general or limited partnership. The general partner’s proportionate interest, as evidenced by the partnership agreement in effect at the time of the transaction and the partnership’s most recent financial statements, shall be the greater of:

i.
The general partner’s share of the partnership’s profits, including profits attributed to any limited partnership interests held by the general partner and any other interests in profits that arise from the purchase and sale of the partnership’s portfolio securities; or

ii.	The general partner’s share of the partnership capital account, including the share attributable to any limited partnership interest held by the general partner.
c.
A performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; provided, however, that no pecuniary interest shall be present where:

i.
The performance-related fee, regardless of when payable, is calculated based upon net capital gains and/or net capital appreciation generated from the portfolio or from the fiduciary’s overall performance over a period of one year or more; and

ii.
Equity securities of the issuer do not account for more than ten percent of the market value of the portfolio. A right to a nonperformance-related fee alone shall not represent a pecuniary interest in the securities;

d.	A person’s right to dividends that is separated or separable from the underlying securities. Otherwise, a right to dividends alone shall not represent a pecuniary interest in the securities;
e.	A person’s interest in securities held by a trust, as specified in Rule 16a-8(b); and
f.	A person’s right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable.
iii)
A shareholder shall not be deemed to have a pecuniary interest in the portfolio securities held by a corporation or similar entity in which the person owns securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity’s portfolio.

9)
“Personal securities transaction” means the purchase or sale of a security in a personal securities account or in an account in which the Access Person has direct or indirect influence, control, or beneficial ownership.

10)	“Initial Public Offering” means a public sale of an issue not previously offered to the public.

11)	“Private Placement” shall have the same meaning as that set forth in Section 4(2) of the Securities Exchange Act.

12)	“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act, as amended.

IX.	Employee Acknowledgement Form (Employee Copy)

The Code of Ethics describes important information about Persimmon, and I understand that I should consult the Chief Compliance Officer regarding any questions not answered in the Code.

Since the information, policies and procedures described herein are subject to change at any time, I acknowledge that revisions to the Code may occur. All such changes will be communicated through official notices, and I understand that revised information may supersede, modify or eliminate existing policies. Only the Chief Executive Officer and/or the Chief Compliance Officer of Persimmon have the authority to adopt any revisions to the policies in this Code.

Furthermore, I acknowledge that I have received the Code, and I understand that it is my responsibility to read and comply with the policies and procedures contained herein and any revisions made to them.

_______________________________________ EMPLOYEE SIGNATURE	_____________________________ DATE

_______________________________________ EMPLOYEE NAME (PRINT)

Sign this page and keep it with the Code for your reference.

X.	Employee Acknowledgement Form (Compliance Copy)

The Code of Ethics describes important information about Persimmon, and I understand that I should consult the Chief Compliance Officer regarding any questions not answered in the Code.

Since the information, policies and procedures described herein are subject to change at any time, I acknowledge that revisions to the Code may occur. All such changes will be communicated through official notices, and I understand that revised information may supersede, modify or eliminate existing policies. Only the Chief Executive Officer and/or the Chief Compliance Officer of Persimmon have the authority to adopt any revisions to the policies in this Code.

Furthermore, I acknowledge that I have received the Code, and I understand that it is my responsibility to read and comply with the policies and procedures contained herein and any revisions made to them.

_______________________________________ EMPLOYEE SIGNATURE	_____________________________ DATE

_______________________________________ EMPLOYEE NAME (PRINT)

Sign this page and return it to Compliance.